MG Capital Announces ISS Supports Case for Significant Change at HC2

Leading Proxy Advisory Firm Supports Removing CEO Philip Falcone From HC2’s Board and Expresses Concern Regarding Whether He Should Run the Company Moving Forward

Recommends the Removal of Three of Five Legacy Directors From the Board: Philip Falcone, Robert Leffler and Wayne Barr

Endorses Addition of MG Capital Nominees George Brokaw, Kenneth Courtis and Jay Newman by Voting the GREEN Consent Card

Says Stockholders Would be “Best Served” to Provide MG Capital’s Nominees “a Substantial Presence on the Board”

 MG Capital Urges Stockholders Seeking a Path to Superior Value Creation to Consent on the GREEN Card FOR Its Six World-Class Nominees

NEW YORK--(BUSINESS WIRE)-- MG Capital Management, Ltd. (together with Percy Rockdale LLC, the nominating stockholder, and its affiliates, “MG Capital” or “we”), a significant stockholder of HC2 Holdings, Inc. (NYSE: HCHC) (“HC2” or the “Company”), which collectively with the other participants in its solicitation beneficially owns more than 6% of the Company’s outstanding shares, today announced that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, has endorsed its case for significant change at HC2 by recommending for the immediate removal of Chief Executive Officer Philip Falcone and two other legacy members of HC2’s Board of Directors (the “Board”). Stockholders who agree that wholesale change is needed atop HC2 should consent on the GREEN card for all six of MG Capital’s highly-qualified, independent director nominees. Learn about our case for change and how to consent at www.ABetterHC2.com.

ISS recommends that stockholders vote FOR the election of MG Capital’s nominees – George Brokaw, Kenneth Courtis, and Jay Newman – to HC2’s Board. ISS also recommends that stockholders WITHHOLD votes for incumbent directors Philip Falcone, Robert Leffler, and Wayne Barr.

In its full report, ISS affirmed MG Capital’s scrutiny of HC2’s dismal long-term performance and significant debt refinancing issues, concluding that stockholders should consent on the GREEN card1:

•	“The company's share price performance, failed debt refinancing, executive compensation practices, and failure to properly address shareholder concerns paint a troubling picture of mismanagement.”

•	“Contrary to the board's claim that the stock price performance was derailed by the unfavorable financing […] HC2 performance has been poor no matter how one dices and slices the time periods.”

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“The board claims that the market does not assign sufficient credit to the company's NAV growth prospects. However, the disconnect between the company's NAV and declining TSR appears to be in the market's faith in management's ability to create value from the company's NAV and transfer it to shareholders.”

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“The dissident has also brought to light a number of personal issues that the CEO is facing and has argued that HC2's share price consequently trades at a partial Falcone discount […] shareholders who are already aggrieved may see this as another reason to back the dissident.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

•
“The current market conditions due to the COVID-19 pandemic could complicate the refinancing process, and the board's track record of refinancing in difficult market conditions does not inspire confidence.”

In its assessment of HC2’s board-level failures and corporate governance weaknesses, ISS concluded:

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“All in, given the board's failure to properly oversee the CEO as his capital structure mismanagement, reputation, and compensation continued to drive down the value of the stock, a change at the board level is warranted.”

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“Given the past refinancing missteps, questionable accounting decisions, and Falcone's prior litigious history, narrowing the company's NAV discount and convincing the market of management's ability to generate value for shareholders may be challenging with Falcone at the helm.”

•	“[…] a reconstituted board should closely examine whether Falcone is best suited to continue running the company.”

In its support of MG Capital’s nominees and vision, ISS concluded:

•	“On balance, it appears that shareholders would be best served at this time by providing the dissident group with a substantial presence on the board […].”
•	“The dissident has presented an immediate plan to cut overhead expenses, which would address shareholder concerns over CEO pay, as evidenced by the rejection of the 2019 say-on-pay proposal.”

•	“Dissident nominees Brokaw, Courtis, and Newman offer industry and leadership expertise that would significantly enhance the board's knowledge and capabilities.”

•	“Dissident nominees Brokaw, Courtis, Gorzynski, and Newman all have finance and investment banking experience, which could be additive to the board when it approaches credit markets to refinance.”

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“The M&A experience of these candidates would provide stewardship over the planned asset sales. Additionally, each of these nominees has finance experience, which will be helpful when HC2 undertakes the refinancing of its 2021 holdco notes.”

Michael Gorzynski, MG Capital’s founder and managing partner, commented:

“We are pleased that ISS supports our case for change at HC2 and recommends stockholders vote on the GREEN consent card to remove more than half of the legacy directors and replace them with our superior nominees: George Brokaw, Kenneth Courtis, and Jay Newman. ISS is in full agreement with MG Capital when it comes to the serious near-term risks posed by HC2’s excessive holding company debt, chronic mismanagement, and dismal track record of underperformance. Notably, ISS also validated our well-documented concerns about the current Board, especially Philip Falcone given his demonstrated inability to effectively run HC2.

However, we strongly disagree with ISS’ self-acknowledged ‘conservative approach’ that ‘may forsake some urgency’ with respect to the wholesale change needed at HC2. We believe ISS erred in not recommending that stockholders vote for all six of our highly-qualified and independent director nominees, particularly given ISS recognized the valuable skills and perspectives that our slate possesses. Indeed, ISS acknowledged that ‘[s]ome shareholders may well opt for greater urgency by electing the full dissident slate…’. In light of these comments, we also find ISS’ speculation regarding MG Capital’s prospective ‘exit point’ from HC2 to be completely misinformed.  After all, we are running a full slate of highly-reputable and accomplished director nominees who have articulated a long-term strategy that we intend to execute on at HC2.

If elected to the Board, stockholders can trust that our world-class nominees will work to reverse HC2’s value-destructive trajectory and bring about the wholesale leadership changes the Company desperately needs. Our nominees have developed a comprehensive plan for delivering significant stockholder value through the elimination of corporate waste, a systematic reduction of debt, and an optimization of HC2’s portfolio around ‘crown jewel’ assets. Now is not the time to double-down on the current Board and gamble on another year of Mr. Falcone stewarding our capital, especially with roughly $400 million in holding company debt maturing in 2021. We are offering a practical path to a better HC2.”

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We urge HC2 stockholders to consent to all three proposals on the GREEN consent card and return it in your postage-paid envelope provided. The consent deadline is May 7, 2020. Visit www.ABetterHC2.com for more information.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT GREEN CONSENT CARD TODAY.

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FORWARD-LOOKING STATEMENTS

Any statements contained herein that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that are stated, estimated or implied herein. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Issuer from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in Issuer’s Annual Report on Form 10-K filed with the SEC on March 16, 2020. Any forward-looking statements should be considered in light of those risk factors. MG Capital cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. MG Capital disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Issuer expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Contacts

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